Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release February 9, 2026

Contact: R. Clay Hulette, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Reports Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net income of $304,000 or $0.04 diluted earnings per share for the three months ended December 31, 2025, compared to net income of $13,000 or $0.00 diluted earnings per share for the three months ended December 31, 2024, an increase of $291,000. Net earnings were $648,000 or $0.08 diluted earnings per share for the six months ended December 31, 2025 compared to a net loss of $2,000 or $(0.00) diluted earnings per share for the six months ended December 31, 2024, an increase of $650,000.

The increase in net earnings for the quarter ended December 31, 2025 was primarily attributable to higher net interest income. Net interest income increased $618,000 or 30.3% to $2.7 million due to increased interest income and decreased interest expense from period to period. Interest income increased $392,000 or 8.2% to $5.2 million, while interest expense decreased $226,000 or 8.2% to $2.5 million for the recently-ended quarter.

Interest income increased for the comparable quarterly periods due to an increase in the average rate earned on interest-earning assets, which increased 48 basis points to 5.76%. Average interest-earning assets decreased $2.8 million or 0.8% to $359.5 million for the recently-ended quarterly period. The average rate earned on assets was due primarily to an increase in the rate earned on loans, which was the result of new loan production carrying higher interest rates and adjustable rate mortgages continuing to reprice upward. Interest expense decreased for the comparable quarterly periods due to a decrease in the average balance of interest-bearing liabilities as well as a decrease in the average rate paid on those funds. Average interest-bearing liabilities decreased $2.9 million or 0.9% to $308.2 million for the quarterly period just ended, while the average rate paid decreased 26 basis points to 3.27% for the period.

Non-interest income increased $7,000 or 4.1% and totaled $178,000 for the three months ended December 31, 2025.

Non-interest expense increased $220,000 or 10.0% to $2.4 million for the three months ended December 31, 2025 primarily due to data processing expense increasing $118,000 or 110.3%. Employee compensation and benefits also increased $100,000 or 8.3%. Outside service fees increased $79,000 or 51.0% for the three months ended December 31, 2025, compared to December 31, 2024. This was slightly offset by professional fees decreasing $57,000 or 31.5% in the same period.

The increase in net earnings on a six-month basis was primarily attributable to increased net interest income, higher non-interest income, and decreased provision for loan losses, and which was partially offset by increased provision for income tax and increased non-interest expense.

Net interest income increased $1.3 million or 32.1% to $5.2 million due to increased interest income and decreased interest expense from period to period. Interest income increased $825,000 or 8.8% to $10.2 million, while interest expense decreased $428,000 or 7.8% to $5.1 million for the recently-ended semi-annual period. Non-interest income increased $23,000 or 7.5% year over year primarily due to increased net gains on sales of loans, while provision for loan loss decreased $5,000 or 33.3% to $10,000 for the six months ended December 31, 2025. Non-interest expense increased $412,000 or 9.8% to $4.6 million for the six months ended December 31, 2025, due primarily to data processing expense increasing $180,000 or 66.4%. Employee compensation and benefits also increased $119,000 or 5.0%. Outside service fees increased $169,000 or 75.1% for the six months ended December 31, 2025 compared to December 31, 2024. This was slightly offset by professional fees decreasing $81,000 or 35.4% in the same period. Income tax expense increased $219,000 as a result of higher pre-tax earnings.

At December 31, 2025, assets totaled $375.3 million, an increase of $4.1 million or 1.1%, from $371.2 million at June 30, 2025, due primarily to an increase in loans, net, of $2.6 million or 0.8%, as well as an increase in investment securities of $1.4 million or 14.2%. Cash and cash equivalents totaled $19.7 million, an increase of $192,000 or 1.0% compared to June 30, 2025. Total liabilities increased $3.3 million or 1.0% to $326.2 million at December 31, 2025. FHLB advances increased $8.7 million or 20.3% to $51.4 million to fund the growth in assets. Deposits decreased $4.4 million or 1.6% to $273.2 million primarily related to a decrease in savings accounts associated with distributions of funds in administration of various estate accounts.

At December 31, 2025, the Company reported its book value per share as $6.07. Shareholders’ equity increased $732,000 or 1.5% to $49.1 million at December 31, 2025 compared to June 30, 2025. The increase in shareholders’ equity was primarily associated with net earnings during the period, as well as accumulated other comprehensive loss decreasing $84,000 at December 31, 2025 compared to June 30, 2025. Unrealized losses on our investment portfolio continued to decrease during the recently-ended period.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our ability to fully and timely address the deficiencies that resulted in the Agreement that First Federal Savings Bank of Kentucky has entered into with the Office of the Comptroller of the Currency (“OCC”); First Federal Savings Bank of Kentucky’s ability to satisfy the Individual Minimum Capital Requirements imposed by the OCC; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive the regulatory approvals necessary for the Company’s and First Federal Savings Bank of Kentucky’s management transition and the success of our restructured management team following the receipt of such regulatory approvals; our ability to receive any required regulatory approval or non-objection to pay dividends to shareholders; our ability to pay dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company in order for the Company to pay dividends to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC; competitive conditions in the financial services industry; changes in the level of inflation; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2025. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2025, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets
(In thousands, except share data)	December 31,	June 30,
	2025	2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$19,672	$19,480
Investment Securities	11,337	9,928
Loans available-for sale	623	877
Loans, net	329,829	327,248
Other Assets	13,817	13,678
Total Assets	$375,278	$371,211
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$273,194	$277,563
FHLB Advances	51,448	42,760
Other Liabilities	1,535	2,519
Total liabilities	326,177	322,842
Shareholders’ Equity	49,101	48,369
Total liabilities and shareholders’ equity	$375,278	$371,211
Book value per share	$6.07	$5.98
Tangible book value per share	$6.07	$5.98

Condensed Consolidated Statements of Income (Loss)

(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Interest Income	$10,228	$9,403	$5,176	$4,784
Interest Expense	5,068	5,496	2,520	2,746
Net Interest Income	5,160	3,907	2,656	2,038
Provision for Credit Losses	10	15	10	-
Non-interest Income	331	308	178	171
Non-interest Expense	4,627	4,215	2,423	2,203
Income (Loss) Before Income Taxes	854	(15)	401	6
Income Taxes (Benefits)	206	(13)	97	(7)
Net Income (Loss)	$648	$(2)	$304	$13
Earnings per share:
Basic and Diluted	$0.08	$(0.00)	$0.04	$0.00
Weighted average outstanding shares:
Basic and Diluted	8,098,715	8,098,715	8,098,715	8,098,715

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